Ex 5.  Opinion re: Legality

               LETTERHEAD OF LAWRENCE R. YOUNG & ASSOCIATES, P.C.


Securities and Exchange Commission                             November 27, 2000
Division of Corporate Finance
Washington, D.C. 20549


Re: SB-2 Registration Statement

Ladies & Gentlemen:

      This office represents Rent USA, Inc., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of up to 4,576,272 common shares in the Company to the holders of record of shares in Senior Care Industries, Inc. as of November 30, 2000. In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the Registered Securities, when issued as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is a part of the Registrant's Form SB-2 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

                                    Very truly yours,

                                    /s/  Lawrence R. Young
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                                    LAWRENCE R. YOUNG & ASSOCIATES, P.C.